UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 30, 2010
ORIENTAL FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	001-12647	66-0538893
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

Oriental Center
Professional Offices Park
997 San Roberto Street, 10th Floor
San Juan, Puerto Rico	00926
(Address of principal executive offices of each registrant)	(Zip Code)
(787) 771-6800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-23.1
EX-99.2

EXPLANATORY NOTE
On May 6, 2010, Oriental Financial Group Inc. (the “Group”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly owned subsidiary, Oriental Bank and Trust (“the Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on April 30, 2010, pursuant to which the Bank acquired certain assets and substantially all of the operations of Eurobank, a Puerto Rico commercial bank (the “Eurobank Acquisition”), and assumed all of the retail deposits and other liabilities. In that filing, the Group indicated that it would amend the Original Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01.
Pursuant to a waiver granted by the Securities and Exchange Commission (the “Commission”) to the Group on May 28, 2010, and in accordance with the guidance provided in the SEC Staff Accounting Bulleting Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), the Group has omitted certain financial information of Eurobank otherwise required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Eurobank Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of future operations.
Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Group’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Group’s Annual Report on Form 10-K for the year ended December 31, 2009, as updated by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and other filings that it makes with the Commission under the Securities Exchange Act of 1934, as amended.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Effective April 30, 2010, the Bank acquired certain assets and substantially all of the operations of Eurobank, and assumed all of the retail deposits and other liabilities from the FDIC as receiver for Eurobank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on April 30, 2010 (the “Purchase and Assumption Agreement”). The Eurobank Acquisition included all 22 branches of Eurobank, which opened as branches of the Bank as of Saturday, May 1, 2010.

Pursuant to the Purchase and Assumption Agreement, the FDIC granted to the Bank an exclusive 90-day option, commencing on the acquisition date, to purchase or lease, as applicable, any or all bank premises of Eurobank. The Bank continues to evaluate such bank premises prior to deciding whether or not to exercise the purchase or lease option.
Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of Eurobank, including commercial, construction, one-to-four residential mortgage, and other loans, and assumed certain liabilities, including insured and uninsured deposits, but excluding brokered deposits. Based on the closing with the FDIC as of April 30, 2010, the fair value of the assets acquired consisted of $839.5 million in loans, $20.6 million in foreclosed real estate and other repossessed property, $89.8 million in cash and cash equivalents, $10.1 million in Federal Home Loan Bank of New York (“FHLB”) stock, and $5.3 million in other assets. The fair value of the liabilities assumed consisted of $729.5 million in deposits and $15.8 million in other liabilities. These amounts are estimates and subject to adjustment based upon final settlement with the FDIC scheduled for April 29, 2011.
In consideration for the excess of assets acquired over liabilities assumed, the Bank issued a note payable to the FDIC of $715.5 million, a value appreciation instrument (“VAI”), and has a liability to the FDIC, pending final settlement, which is estimated at $10.6 million. At April 30, 2010 the FDIC note payable, the VAI and the FDIC settlement payable had fair values of $716.0 million, $909 thousand and $10.6 million, respectively.
Under the terms of the VAI, the FDIC had the opportunity to obtain a cash payment equal to the product of (a) 334,000 and (b) the amount by which the average of the volume weighted average price of the Group’s common stock for each of the two NYSE trading days immediately prior to the exercise of the VAI exceeded $14.95. The VAI was exercisable by the FDIC, in whole or in part, from and including May 7, 2010 through and including July 6, 2010. The VAI was not exercised by the FDIC, since during the exercise period the market value of the Group’s common stock was below $14.95. At April 30, 2010 the VAI had a fair value of $909 thousand.
The fair values of the assets acquired and liabilities assumed were determined based on the requirements of the Fair Value Measurements and Disclosures topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of April 30, 2010, and the accompanying notes thereto, are attached hereto as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). The foregoing fair value amounts are subject to change for up to one year after the closing date of the Eurobank Acquisition as additional information becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC scheduled for April 29, 2011. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Purchase and Assumption Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Eurobank not assumed by the Bank and certain other types of claims identified therein. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of July 16, 2010.
In connection with the Eurobank Acquisition, the Bank entered into shared-loss agreements with the FDIC which collectively covered at par value approximately $1.536 billion, $26.1 million, and $3.4 million of Eurobank’s loans, foreclosed real estate, and other repossessed property, respectively. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $516.3 million at the acquisition date.

Pursuant to the terms of the shared-loss agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to assets covered by such agreements (collectively, “covered assets”) begins with the first dollar of loss incurred. On a combined basis, the FDIC will reimburse the Bank for 80% of all qualifying losses with respect to covered assets. The Bank will reimburse the FDIC for 80% of qualifying recoveries with respect to losses for which the FDIC reimbursed the Bank. The shared-loss agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and the Bank reimbursement to the FDIC to last for ten years, and the shared-loss agreement applicable to commercial and other assets provides for FDIC loss sharing and the Bank reimbursement to the FDIC to last for five years, with additional recovery sharing for three years thereafter.
In June 2020, approximately ten years following the acquisition date, the Bank may be required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than estimates. The payment amount would be 50% of the excess, if any, of (i) $181.2 million (or 20% of the intrinsic loss estimate of $906.0 million) less (ii) the sum of (a) $56.9 million (or 25% of the asset discount of $227.5 million), plus (b) 25% of cumulative shared-loss payments, plus (c) the cumulative servicing amount. As of April 30, 2010, the Bank estimates that there will be no liability under this provision of the Purchase and Assumption Agreement.
The FDIC has certain rights to withhold loss sharing payments if the Bank does not perform its obligations under the shared-loss agreements in accordance with their terms and to withdraw the loss share protection if certain significant transactions are effected without FDIC consent, including certain business combination transactions and sales of shares by the Group’s shareholders, some of which may be beyond the Group’s control.
The Bank did not immediately acquire or lease all the real estate, banking facilities, furniture or equipment of Eurobank as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after April 30, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment are being based on current appraisals. Most of the banking facilities and equipment of Eurobank are being leased from the FDIC on a month-to-month basis. As of the date of this report, the Bank is evaluating these premises to decide whether or not to exercise the purchase or lease options.
An analysis of the likely short-term and long-term effects of the shared-loss agreements on the Group’s cash flows and reported results is included in Item 9.01 below.
The foregoing summary of the Purchase and Assumption Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Purchase and Assumption Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Original Form 8-K and is incorporated by reference into this Item 2.01.

Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Discussion

As set forth in Item 2.01 above, on April 30, 2010, the Bank acquired certain assets and substantially all of the operations of Eurobank, and assumed all of the retail deposits and other liabilities of Eurobank pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the Eurobank Acquisition on the Group’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Group, which have been filed with the Commission and the Audited Statement of Assets Acquired and Liabilities Assumed.

The Eurobank Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Group has determined that the acquisition of the net assets of Eurobank constitutes a business acquisition as defined by the FASB ASC Topic 805 (“Business Combinations”). Accordingly, the assets acquired and liabilities assumed as of April 30, 2010 are presented at their fair values in the table below as required by that Topic. The determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the Eurobank Acquisition as additional information becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets are ultimately acquired and which liabilities are ultimately assumed by the Bank. The amount that the Group realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement of Assets Acquired and Liabilities Assumed primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the shared-loss agreements with the FDIC on these assets, as described in Item 2.01 above, the Group does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will be partially impacted in an offsetting manner due to the loss sharing support from the FDIC. The application of the acquisition method of accounting resulted in a bargain purchase gain of $16.5 million, or $10.0 million after tax, which will be included in the Group’s consolidated statements of operations to be included in its Form 10-Q for the quarter ended June 30, 2010. Such bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed less the consideration payable to the FDIC.

Financial Condition
The transaction resulted in significant increases in the Group’s assets and liabilities. In the Eurobank Acquisition, the Bank acquired loans with a contractual value of $1.54 billion and a fair value of $839.5 million. The $701.2 million discount resulting from acquisition date fair value represents 45.5% of contractual value. This fair value amount represents approximately 74% of the Bank’s total loans (net of the allowance for loan and lease losses) at March 31, 2010. In addition, the Bank acquired $89.8 million in cash and cash equivalents and $10.1 million in FHLB stock. The Bank also acquired foreclosed real estate and other repossessed property with a fair value of $20.6 million. In connection with this acquisition, the Bank recorded an FDIC loss share receivable of $516.3 million and a $1.4 million core deposit intangible (“CDI”).
Investment Portfolio
The Bank did not acquire any investment securities in the Eurobank Acquisition.
The Bank acquired $10.1 million in FHLB stock. Subsequent to April 30, 2010, the FHLB stock was redeemed at such amount.
Covered loans
The following table presents the balance of each major category of loans acquired in the Eurobank Acquisition as of April 30, 2010:

		% of
		covered	Weighted-Average
	Amount	loans	coupon rate
	(dollars in thousands)
Covered loans
Commercial business	$158,003	10%	5.53%

Real estate:
One-to-four family residential	299,714	20%	5.88%
Commercial and five or more family residential properties	576,168	38%	5.41%

Total real estate	875,882	58%

Real estate construction:
One-to-four family residential	87,709	6%	4.02%
Commercial and five or more family residential properties	218,981	14%	4.29%

Total real estate construction	306,690	20%

Consumer	35,316	2%	9.54%
Leasing	160,493	10%	9.06%

Total covered loans at contractual value	1,536,384	100%	16.84%

Non-covered loans
Credit cards	$4,307

Total loans at contractual value	1,540,691

Total discount resulting from acquisition date fair value	(701,208)

Net loans at fair value	$839,483

The Bank refers to the loans acquired in the Eurobank Acquisition, except credit cards, as “covered loans” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on such loans under the terms of the shared-loss agreements. Covered loans are accounted for under the FASB ASC Topic 310-30 (“Loans and Debt Securities Acquired with Deteriorated Credit Quality”) and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. At the April 30, 2010 acquisition date, the Bank estimated the fair value of the Eurobank Acquisition loan portfolio at $839.5 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the “nonaccretable discount”.
The nonaccretable discount represents an estimate of the credit risk in the Eurobank Acquisition loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses but is recorded as a nonaccretable discount of the loans acquired. The Bank estimated the cash flows expected to be collected by using credit risk, interest rate risk, and prepayment risk models, which incorporate the Bank’s best estimate of current key assumptions, such as default rates, loss severity rates, and prepayment speeds. Under FASB ASC Topic 310-30, purchasers are permitted to aggregate acquired loans into one or more pools, provided that the loans have common risk characteristics. A pool is then accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
Under the circumstance that a pool of loans is acquired with a significant discount for credit, but it is determined that for some of the loans in the acquired loan pool it is probable that all the contractual payments would be received (therefore the loans meet the first criteria of ASC 310-30-15-2 but not the second), the Group applied the discount accretion guidance of ASC 310-30, instead of the standard loan discount accretion guidance of ASC 310-20/FAS 91 to those loans (the “loans under SOP 03-3”). As documented in a letter from the AICPA Depository Institutions Expert Panel (DIEP) to the Office of Chief Accountant of the SEC, on December 5, 2009, the SEC addressed the recognition of discount accretion for loans acquired under these circumstances. As referred to in the AICPA’s letter, when loans are acquired with a significant discount for credit (e.g. at a fair value lower than the contractual amounts due) and such loans are not within the scope of ASC 310-30, that they believed that the SEC “would not object to an accounting policy based on contractual cash flows or an accounting policy based on expected cash flows”, meaning that an entity could either apply the accretion guidance of ASC 310-20 or that of ASC 310-30 to such loans. Consistent with the AICPA’s views, the Group applied the guidance of ASC 310-30 to all loans acquired in the Eurobank transaction (including loans that do not meet scope of ASC 310-30), except for certain credit cards that were expressly scoped out from the application of this guidance.
The undiscounted contractual cash flows for the loans under SOP 03-3 are $1.772 billion. The undiscounted estimated cash flows expected to be collected for loans under SOP 03-3 are $1.022 billion. The non-accretable discount under subject to SOP 03-3 amounted to $749.5 million.
The accretable yield on loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At April 30, 2010, such accretable yield was approximately $198.5 million, which is expected to be recorded as income over the life of the loans. The loans under SOP 03-3 will be reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.
As part of the loan portfolio fair value estimation, the Bank established the FDIC loss share receivable, also known as indemnification asset, which represents the present value of the estimated losses on loans to be reimbursed by the FDIC. The estimated losses were based on the same cash flow estimates used in determining the fair value of the loans. The FDIC loss share receivable will be reduced as losses are recognized on loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC loss share receivable. Conversely, if realized losses are less than acquisition date estimates, the portion of the FDIC loss share receivable no longer expected to result in a payment from the FDIC will be amortized to earnings using the effective interest method.
Covered loans under the shared-loss agreements are reported exclusive of the estimated FDIC loss share receivable. The loans acquired in the Eurobank Acquisition transaction are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the April 30, 2010 acquisition date, the decrease in the present value of expected cash flows will be recorded as a provision for loan and lease losses charged to earnings and an allowance for loans and leases will be established. A related credit to income and an increase in the FDIC loss share receivable will be recognized at the same time, measured based on the loss share percentages described above.

A summary of loans that would normally be considered nonaccrual, except for the accounting requirements regarding purchased impaired loans, foreclosed real estate and other repossessed properties covered by the shared-loss agreement at April 30, 2010 follows (in thousands).

Covered nonaccrual loans at contractual value	$265,353
Covered foreclosed real estate	17,527
Covered other repossesed properties	3,062

Total	$284,867

Under the terms of the shared-loss agreements, the FDIC will absorb 80% of the losses and share 80% of loss recoveries on covered loans. The term for loss share on single family residential mortgage loans is ten years with respect to losses and loss recoveries, while the term for loss share on commercial loans is five years with respect to losses and eight years with respect to loss recoveries, from the April 30, 2010 acquisition date. The shared-loss agreements significantly reduce the Group’s exposure to credit loss.

Loan Maturity and Interest Rate Sensitivity

The following table presents the interest rate sensitivity with respect to categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of April 30, 2010. The amounts shown in the table are unpaid balances.

	Due	Due After one	Due
	within	to	After five
	one year	five years	years	Total
	(in thousands)
Covered loans
Commercial business	$89,900	$61,089	$7,014	$158,003

Real estate:
One-to-four family residential	80,497	107,153	112,064	299,714
Commercial and five or more family residential properties	225,616	303,266	47,286	576,168

Total real estate	306,113	410,419	159,350	875,882

Real estate construction:
One-to-four family residential	70,389	17,000	320	87,709
Commercial and five or more family residential properties	173,354	44,155	1,472	218,981

Total real estate construction	243,743	61,155	1,792	306,690

Consumer	5,243	7,597	22,476	35,316

Leasing	21,883	127,930	10,680	160,493

Non-covered loans
Credit cards	4,307	—	—	4,307

Total loans at contractual value	$671,189	$668,191	$201,311	$1,540,691

	Due	Due After one	Due
	within	to	After five
	one year	five years	years	Total
	(in thousands)

Total fixed rate	$185,282	$396,506	$163,292	$745,080
Total variable rate	491,456	266,134	38,021	795,611

Total loans at contractual value	$676,738	$662,640	$201,313	$1,540,691

The loan portfolio has a weighted-average expected life of 3.5 years and a weighted-average coupon interest rate of 5.73% at April 30, 2010. The expected life may be shorter or longer depending on loan prepayments and the timing of resolution of credit-impaired loans. The average interest rate is expected to be higher due to accretion of discount.

Deposits

In the Eurobank Acquisition, the Bank assumed deposits with a fair value of $729.5 million at April 30, 2010. This amount represents approximately 40.0% of the Bank’s total deposits of $1.816 billion at March 31, 2010. The following table presents a summary of the deposits acquired at the acquisition date:

	April 30, 2010
		Weighted
		Average
	Amount	Cost
	(dollars in thousands)

Demand and other noninterest-bearing	$80,319	0.00%
Interest-bearing demand	19,707	1.06%
Money market	8,826	1.63%
Savings	77,832	1.21%

Total demand and savings deposits	186,686

Time deposits:
Less than $100,000	147,947	2.72%
$100,000 or greater	387,811	2.26%

	535,758
Time deposits fair value adjustment	7,104

	542,862

Total deposits	$729,546

At April 30, 2010, scheduled maturities of time deposits were as follows:

Years Ending December 31,
(in thousands)
2010	$331,978
2011	125,059
2012	55,116
2013	10,468
2014	7,394
Thereafter	5,743

Total	$535,758

The amount of Eurobank’s demand deposits and savings accounts was $186.7 million at April 30, 2010. The Group believes that the customer relationships associated with these deposits have intangible value. The Group applied Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles. Therefore, the Group determined the amount of the core deposit intangible asset based on a valuation analysis prepared with the assistance of a qualified third party consultant and reviewed by management. Based on this valuation, the Group recorded a core deposit intangible asset of approximately $1.4 million, which will be amortized on a straight line basis over its estimated average life, which was determined to be 10 years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to regulatory capital. The Group is of the opinion that disallowing this intangible asset should not materially affect the Group’s or the Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to estimates related to the value and the life of the asset. These estimates could change over time. The Group will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Group will record the impairment as an expense in its consolidated statement of operations.

Borrowings

The Bank did not assume any borrowings from the Eurobank’s Acquisition.

FDIC Note Payable

In consideration for the excess assets acquired over liabilities assumed, the Bank issued to the FDIC a secured promissory note (the “Note”) in the amount of $715.5 million. The Note is secured by the loans (other than certain consumer loans) acquired from Eurobank under the agreement and all proceeds derived from such loans. The entire outstanding principal balance of the Note is due one year from issuance, or such earlier date as such amount may become due and payable pursuant to the terms of the Note. The Bank may extend the Note’s maturity date for up to four additional one-year periods, subject to the notice requirements set forth therein. The Bank must pay interest in arrears on the Note at the Note Interest Rate (defined below) on the twenty-fifth day of each month or, if such day is not a business day, the next succeeding day that is a business day, commencing June 25, 2010, on the principal amount of the Note outstanding from time to time. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Borrowings under the Note bear interest at the per annum rate of 0.881%, and with respect to any renewal period, shall equal the sum of (a) 0.50% plus (b) the rate, determined by the FDIC on the business day immediately preceding the commencement of such renewal period, equal to the rate on United States Treasury Bills with a maturity of one year (the “Note Interest Rate”). Should the Bank fail to pay any interest as and when due under the Note, such interest will accrue interest at the Note Interest Rate plus 2.00% per annum.

Value Appreciation Instrument

Under the terms of the VAI, the FDIC had the opportunity to obtain a cash payment equal to the product of (a) 334,000 and (b) the amount by which the average of the volume weighted average price of the Company’s common stock for each of the two NYSE trading days immediately prior to the exercise of the VAI exceeds $14.95. The VAI was exercisable by the FDIC, in whole or in part, from and including May 7, 2010 through and including July 6, 2010. The VAI was not exercised by the FDIC. At April 30, 2010 the VAI had a fair value of $909 thousand.

Stockholders’ Equity and Regulatory Capital

The Group has determined that the acquisition of the net assets of Eurobank constitutes a business acquisition as defined by the FASB ASC Topic 805 (“Business Combinations”). Accordingly, the assets acquired and liabilities assumed as of April 30, 2010 are presented at their fair values in the table below as required by that Topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the Eurobank Acquisition as additional information becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank. The amount that the Group realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement of Assets Acquired and Liabilities Assumed primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the shared-loss agreements with the FDIC on these assets, as described in Item 2.01 above, the Group does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will be partially impacted in an offsetting manner due to the loss sharing support from the FDIC. The application of the acquisition method of accounting resulted in a bargain purchase gain of $16.5 million or $10.0 million after-tax which will be included in the Group’s consolidated statements of operations to be included in its Form 10-Q for the quarter ended June 30, 2010. A summary of the net assets acquired from the FDIC and the estimated fair value adjustments resulting in the net bargain purchase gain follows:

April 30, 2010
(in thousands)

Eurobank’s cost basis net assets on April 30, 2010, before fair value adjustments	$958,328

Fair value adjustments
Loans	(701,208)
Foreclosed real estate and other repossessed property	(8,893)
FDIC loss share receivable	516,250
Core deposit intangible	1,423
Time deposits	(7,104)
Other assets	(14,868)

743,928

Consideration at fair value
Note payable to the FDIC	(715,970)
Settlement payable to the FDIC	(10,590)
Equity appreciation rights	(909)

(727,469)

Pre-tax bargain purchase gain on the Eurobank Acquisition	16,459
Deferred income tax liability, net	(6,419)

Net after-tax bargain purchase gain from the Eurobank Acquisition	$10,040

The net bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed, and is influenced significantly by the FDIC-assisted transaction process.

The $10.0 million net after-tax bargain purchase gain from the Eurobank Acquisition increased the Group’s and the Bank’s regulatory capital. The Group’s and the Bank’s total assets and risk-weighted assets also increased as a result of the Eurobank Acquisition. The guaranteed portion of assets subject to the shared-loss agreement requires a 20 percent risk weight for regulatory capital calculation purposes. The regulatory capital guidelines and the actual capital ratios for the Bank and the Group as of April 30, 2010, considering the effect of the Eurobank Acquisition, are as follows:

	Regulatory Capital Ratios
			Oriental Bank	Oriental
	Well	Oriental Bank	and Trust	Financial
	Capitalized	and Trust	(Pro-forma)	Group Inc.
Tier 1 leverage capital ratio	5.00%	6.24%	8.39%	8.59%
Tier 1 risk-based capital ratio	6.00%	17.37%	23.08%	23.78%
Total risk-based capital ratio	10.00%	18.25%	23.95%	24.64%

*	pro forma amounts consider the capital contribution to the Bank of $179.0 million made on May 12, 2010
Operating Results and Cash Flows

The Group’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Group for a variety of reasons, including:
•	The ability to increase the Group’s market share in Puerto Rico,

•	The attractiveness of immediate core deposit growth with a low cost of funds, and

•	The level of FDIC support related to the acquired loans, foreclosed real estate, and other repossessed property.

The Group believes the transaction will benefit Oriental financially and strategically as follows:
•	The Group expects that the acquisition will positively affect its operating results in the near term. The acquisition will result in a bargain purchase gain of $16.5 million, or $10.0 million after tax, which will be included in the Group’s consolidated statements of operations to be included in its Form 10-Q for the quarter ended June 30, 2010. Such bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed less the consideration payable to the FDIC.

•	The Group believes that the transaction will be accretive to net interest income, as the Group earns more from interest on the acquired loans than it pays in interest for the financing of such loans. The undiscounted expected cash flows are expected to exceed the estimated fair value of the loans by $198.3 million resulting in an accretable yield to net interest income over the life of the loans.

•	The transaction significantly increases the Group’s assets. The Bank acquired loans with an estimated fair value of $839.5 million at April 30, 2010, equal to approximately 74.2% of the Bank’s total loans (net of the allowance for loan and lease losses) at March 31, 2010; $89.8 million in cash and cash equivalents; $10.1 million in FHLB stock, which was subsequently redeemed, $20.6 million in foreclosed real estate and other repossessed property, and $5.3 million in other assets.

•	The transaction significantly increases the Group’s deposits. The Bank acquired deposits of $729.5 million at fair value with a core deposit intangible of $1.4 million. Approximately $257.6 million are retail deposits, which represent an increase of 17.2% over the Bank’s retail deposits at March 31, 2010.

•	The extent to which the Group’s operating results may be adversely affected by the acquired loans is largely offset by the shared-loss agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of the FASB ASC Topic 310-30 (“Receivables”), the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Group’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. To the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if loans are subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with such covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

•	The transaction increased the Group’s regulatory capital. The Group’s Tier 1 leverage capital ratio increased from 7.82% on March 31, 2010 to 8.59% on April 30, 2010; Tier 1 risk-based capital ratio increased from 23.55% to 23.78%; and Total risk-based capital ratio decreased from 24.73% to 24.64%.
Liquidity and Capital

In anticipation of Eurobank’s Acquisition, the Group completed the public offering of 8,740,000 shares of its common stock. The offering resulted in net proceeds of $94.5 million after deducting offering costs. The Group made a capital contribution of $93.0 million to the Bank. Also, the Group issued $200.0 million of its Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series C, through a private placement. On June 30, 2010, the Group’s stockholders approved the conversion of this preferred stock into shares of common stock at a conversion price of $15.015 per share. The Group made a capital contribution of $179.0 million to the Bank. In addition, the Bank acquired $89.8 million in cash and cash equivalents. The acquired cash will be used to manage deposit flows, for new loan originations, and for operating cash needs. The FDIC Note payable amounting to $715.5 million is secured by the loans (other than certain consumer loans) acquired from Eurobank under the agreement and all proceeds derived from such loans. The entire outstanding principal balance of the Note is due one year from issuance, or such earlier date as such amount may become due and payable pursuant to the terms of the Note. The Bank may extend the Note’s maturity date for up to four additional one-year periods, subject to the notice requirements set forth therein. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Forward-Looking Information

This Current Report on Form 8-K/A contains certain forward-looking information about the Group and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Group. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Group’s Annual Report on Form 10-K for the year ended December 31, 2009, as updated by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and other filings that it makes with the Commissioner under the Securities Exchange Act of 1934, as amended.

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of the Group) at April 30, 2010 and the accompanying notes thereto.

(b)	Pro Forma Financial Information.

Pursuant to a waiver granted by the Commission to the Group on May 28, 2010, and in accordance with the guidance provided by SAB 1:K, the Group has omitted certain financial information of Eurobank otherwise required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Eurobank Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is so pervasive as to substantially reduce the relevance of such information to an assessment of future operations.

(d)	Exhibits.

Exhibit No.	Description of Document
23.1	Consent of KPMG LLP
99.2	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at April 30, 2010 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Group has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 16, 2010

ORIENTAL FINANCIAL GROUP INC.
By:	/s/ José Rafael Fernández
	Name:	José Rafael Fernández
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
23.1	Consent of KPMG LLP
99.2	Audited Statement of Assets Acquired and Liabilities Assumed at April 30, 2010